CENTAUR MUTUAL FUNDS TRUST

PROXY VOTING AND DISCLOSURE POLICY

I.	Introduction

Effective April 14, 2003, the Securities and Exchange Commission (“SEC”) adopted rule and form amendments under the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940 (“Investment Company Act”) to require registered management investment companies to provide disclosure about how they vote proxies for their portfolio securities (collectively, the rule and form amendments are referred to herein as the “IC Amendments”).

The IC Amendments require that each series of shares of the Centaur Mutual Funds Trust (“Trust”) listed on Exhibit A, attached hereto, (individually a “Fund” and collectively “Funds”), disclose the policies and procedures used to determine how to vote proxies for portfolio securities. The IC Amendments also require the Funds to file with the SEC and to make available to their shareholders the specific proxy votes cast for portfolio securities.

This Proxy Voting and Disclosure Policy (“Policy”) is designed to ensure that the Funds comply with the requirements of the IC Amendments, and otherwise fulfills their obligations with respect to proxy voting, disclosure, and recordkeeping. The overall goal is to ensure that each Fund’s proxy voting is managed in an effort to act in the best interests of its shareholders. While decisions about how to vote must be determined on a case-by-case basis, proxy voting decisions will be made considering these guidelines and following the procedures recited herein.

II.       Specific Proxy Voting Policies and Procedures

A.	General

The Trust’s Board of Trustees (“Board”) believes that the voting of proxies is an important part of portfolio management as it represents an opportunity for shareholders to make their voices heard and to influence the direction of a company. The Trust and the Funds are committed to voting corporate proxies in the manner that best serves the interests of the Funds’ shareholders.

B.	Delegation to Fund’s Advisor

The Board believes that DCM Advisors, LLC (“Advisor”), as the Funds’ investment advisor, is in the best position to make individual voting decisions for each Fund consistent with this Policy. Therefore, subject to the oversight of the Board, the Advisor is hereby delegated the following duties:

(1)	to make the proxy voting decisions for each Fund; and
(2)	to assist each Fund in disclosing the Fund’s proxy voting record as required by Rule 30b1-4 under the Investment Company Act, including providing the following information for each matter with respect to which the Fund was entitled to vote: (a) information identifying the matter voted on; (b) whether the matter was proposed by the issuer or by a security holder; (c) whether and how the Fund cast its vote; and (d) whether the Fund cast its vote for or against management.

The Board, including a majority of the independent trustees of the Board, shall approve the Advisor’s Proxy Voting and Disclosure Policy (“Advisor’s Voting Policy”) as it relates to each Fund. The Board shall also approve any material changes to the Advisor’s Voting Policy no later than four (4) months after adoption by the Advisor.

C.	Conflicts

In cases where a matter with respect to which a Fund is entitled to vote presents a conflict between the interest of the Fund’s shareholders, on the one hand, and those of the Fund’s investment advisor, principal underwriter, or an affiliated person of the Fund, its investment advisor or principal underwriter, on the other hand, the Fund shall always vote in the best interest of the Fund’s shareholders. For purposes of this Policy, a vote shall be considered in the best interest of the Fund’s shareholders (i) when a vote is cast consistent with a specific voting policy as set forth in the Advisor’s Voting Policy, provided such specific voting policy was approved by the Board or (ii) when a vote is cast consistent with the decision of the Trust’s Proxy Voting Committee (as defined below). In addition, provided the Advisor is not affiliated with a Fund’s principal underwriter or an affiliated person of the principal underwriter and neither the Fund’s principal underwriter nor an affiliated person of the principal underwriter has influenced the Advisor with respect to a matter to which the Fund is entitled to vote, a vote by the Advisor shall not be considered a conflict between the Fund’s shareholders and the Fund’s principal underwriter or affiliated person of the principal underwriter.

III.       Fund Disclosure

A.	Disclosure of Fund Policies and Procedures With Respect to Voting Proxies Relating to Portfolio Securities

The Fund shall disclose this Policy, or a description of the policies and procedures of this Policy, to its shareholders by including it as an appendix to its Statement of Additional Information (“SAI”) on Form N-1A. Each Fund will also notify its shareholders in the Fund’s shareholder reports that a description of this Policy is available upon request, without charge, by calling a specified toll-free telephone number. The Fund will send this description of the Fund’s Policy within three business days of receipt of any shareholder request, by first-class mail or other means designed to ensure equally prompt delivery.

B.	Disclosure of the Fund’s Complete Proxy Voting Record

In accordance with Rule 30b1-4 of the Investment Company Act, each Fund will file Form N-PX with the SEC no later than August 31 of each year. Each Fund shall disclose to its shareholders on Form N-PX the Fund’s complete proxy voting record for the twelve-month period ended June 30.

The following information must be collected for the Trust separately for each Fund in order to complete and file Form N-PX:

(a) The name of the issuer of the security;

(b) The Council on Uniform Securities Identification Procedures (“CUSIP”) number for the security;

(c) The International Securities Identification Number (“ISIN”) for the security;

(d) The global share class Financial Instrument Global Identifier (“FIGI”) for the security (optional);

(e) The shareholder meeting date;

(f) An identification of the matter voted on;

(g) All categories applicable to the matter voted on from the following list of categories:

(A) Director elections;

(B) Section 14A say-on-pay votes (examples: section 14A executive compensation, section 14A executive compensation vote frequency, section 14A extraordinary transaction executive compensation);

(C) Audit-related (examples: auditor ratification, auditor rotation);

(D) Investment company matters (examples: new or changed investment management agreement, assignment of investment management agreement, business development company approval of restricted securities or asset coverage ratio change, closed-end investment company issuance of shares below net asset value);

(E) Shareholder rights and defenses (examples: adoption or modification of a shareholder rights plan, control share acquisition provisions, fair price provisions, board classification, cumulative voting);

(F) Extraordinary transactions (examples: merger, asset sale, liquidation, buyout, joint venture, going private, spinoff, delisting);

(G) Capital structure (examples: security issuance, stock split, reverse stock split, dividend, buyback, tracking stock, adjustment to par value, authorization of additional stock);

(H) Compensation (examples: board compensation, executive compensation (other than Section 14A say-on-pay), board or executive anti-hedging, board or executive anti-pledging, compensation clawback, 10b5-1 plans);

(I) Corporate governance (examples: term limits, board committee issues, size of board, articles of incorporation or bylaws, codes of ethics, approval to adjourn, acceptance of minutes, proxy access);

(J) Environment or climate (examples: greenhouse gas (GHG) emissions, transition planning or reporting, biodiversity or ecosystem risk, chemical footprint, renewable energy or energy efficiency, water issues, waste or pollution, deforestation or land use, say-on-climate, environmental justice);

(K) Human rights or human capital/workforce (examples: workforce-related mandatory arbitration, supply chain exposure to human rights risks, outsourcing or offshoring, workplace sexual harassment);

(L) Diversity, equity, and inclusion (examples: board diversity, pay gap);

(M) Other social issues (examples: lobbying, political or charitable activities, data privacy, responsible tax policies, consumer protection); or

(N) Other (along with a brief description).

(h) For reports filed by Funds, disclose whether the matter was proposed by the issuer or by a security holder;

(i) The number of shares that were voted, with the number zero (“0”) entered if no shares were voted;

(j) The number of shares that the reporting person loaned and did not recall;

(k) How the shares in paragraph (i) were voted (e.g., for or against proposal, or abstain; for or withhold regarding election of directors) and, if the votes were cast in multiple manners (e.g., for and against), the number of shares voted in each manner;

(l) Whether the votes disclosed in paragraph (k) represented votes for or against management’s recommendation;

(m) If applicable, identify each Institutional Manager on whose behalf this Form N-PX report is being filed (other than the reporting person filing the report) that exercised voting power over the security by entering the number assigned to the Institutional Manager on the Summary Page;

(n) If applicable, identify the Series that was eligible to vote the security by providing the Series identification number listed on the Summary Page; and

(o) Any other information the reporting person would like to provide about the matter or how it voted.

Each Fund shall make its proxy voting record available to shareholders either upon request or by making available an electronic version on or through the Fund’s website, if applicable. If the Fund discloses its proxy voting record on or through its website, the Fund shall post the information disclosed in the Fund’s most recently filed report on Form N-PX on the website beginning the same day it files such information with the SEC.

Each Fund shall also include in its annual reports, semi-annual reports and SAI a statement that information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 is available (1) without charge upon request, by calling a specified toll-free (or collect) telephone number, or (if applicable) on or through the Fund’s website at a specified Internet address; and (2) on the SEC’s website. If the Fund discloses that its proxy voting record is available by calling a toll-free (or collect) telephone number, it shall send the information disclosed in the Fund’s most recently filed report on Form N-PX within three business days of receipt of a request for this information, by first-class mail or other means designed to ensure equally prompt delivery.

IV.       Recordkeeping

The Trust shall keep the following records for a period of at least five years, the first two in an easily accessible place:

(i)	A copy of this Policy;
(ii)	Proxy statements received regarding each Fund’s securities;
(iii)	Records of votes cast on behalf of each Fund; and
(iv)	A record of each shareholder request for proxy voting information and the Fund’s response, including the date of the request, the name of the shareholder, and the date of the response.

The foregoing records may be kept as part of the Advisor’s records.

A Fund may rely on proxy statements filed on the SEC EDGAR system instead of keeping its own copies, and may rely on proxy statements and records of proxy votes cast by the Advisor that are maintained with a third party such as a proxy voting service, provided that an undertaking is obtained from the third party to provide a copy of the documents promptly upon request.

V.       Proxy Voting Committee

A.	General

The proxy voting committee (“Proxy Voting Committee”) of the Trust shall be composed entirely of independent trustees of the Board and may be comprised of one or more such independent trustees as the Board may, from time to time, decide. The purpose of the Proxy Voting Committee shall be to determine how a Fund should cast its vote, if called upon by the Board or the Advisor, when a matter with respect to which the Fund is entitled to vote presents a conflict between the interest of the Fund’s shareholders, on the one hand, and those of the Fund’s investment advisor, principal underwriter, or an affiliated person of the Fund, its investment advisor or principal underwriter, on the other hand.

B.	Powers and Methods of Operation

The Proxy Voting Committee shall have all the powers necessary to fulfill its purpose as set forth above and such other powers and perform such other duties as the Board may, from time to time, grant and/or assign the Proxy Voting Committee. The Proxy Voting Committee shall meet at such times and places as the Proxy Voting Committee or the Board may, from time to time, determine. The act of a majority of the members of the Proxy Voting Committee in person, by telephone conference or by consent in writing without a meeting shall be the act of the Proxy Voting Committee. The Proxy Voting Committee shall have the authority to utilize Trust counsel at the expense of the Trust if necessary. The Proxy Voting Committee shall prepare minutes of each meeting and keep such minutes with the Trust’s records. The Proxy Voting Committee shall review this Policy and recommend any changes to the Board as it deems necessary or advisable.

VI.       Other

This Policy may be amended, from time to time, as determined by the Board.

Adopted this 17th day of December 2004.

Amended as of November 16, 2018.

Amended as of September 14, 2020

Amended as of June 15, 2021

Amended as of July 1, 2023

EXHIBIT A

Series of the Centaur Mutual Funds Trust

1.	DCM/INNOVA High Equity Income Innovation Fund
2.	Lebenthal Ultra Short Tax-Free Income Fund
3.	Copley Fund

Amended as of March 16, 2022